Exhibit 99.1
News Release

Hi-Crush Partners LP Reports First Quarter 2015 Results

•	1Q15 Revenues of $102 million vs. $71 million in 1Q14

•	1Q15 EBITDA of $30 million vs. $24 million in 1Q14

•	$0.61 basic earnings per unit; $0.60 diluted earnings per unit

Houston, Texas, May 6, 2015 - Hi-Crush Partners LP (NYSE: HCLP), “Hi-Crush” or the “Partnership”, today reported first quarter 2015 results. Net income for the quarter was $23.9 million. The limited partners' interest in net income of $23.7 million for the first quarter of 2015 represents earnings of $0.64 per weighted average common and subordinated units outstanding during the period. For purposes of calculating earnings per unit, $1.3 million of limited partners' interest in net income was allocated to the holder of incentive distribution rights, resulting in reported basic and diluted earnings per unit of $0.61 and $0.60 per common and subordinated unit, respectively.

The Partnership reported earnings before interest, taxes and depreciation and amortization (“EBITDA”) of $29.6 million for the first quarter of 2015. Distributable cash flow of $24.9 million attributable to the common and subordinated unitholders for the first quarter of 2015 corresponds to distribution coverage of 1.00 times the $24.9 million in distributions to be paid to common and subordinated unitholders on May 15, 2015.

“The first quarter was challenging due to the decline in drilling activity and adverse weather conditions, particularly in February, in the Northeast,” said Robert E. Rasmus, Co-Chief Executive Officer of Hi-Crush.  “While we see the impact of fewer well completions and reduced demand for sand continuing through the second quarter, the long-term fundamental trends for sand demand remain favorable. As such, we continue to emphasize Hi-Crush's key advantages of efficiency, quality, execution and logistics to deliver sand and related services to our customers. We are focused on further enhancing our competitive position during this downturn, as well as ensuring that we remain agile and ready to take full advantage of the recovery.”

Revenues for the quarter ended March 31, 2015 totaled $102.1 million on sales of 1.2 million tons of frac sand sold, and transload services. Approximately 44% of volumes were sold in-basin for the first quarter of 2015.

“During the quarter, we provided temporary price discounts to contract customers, generally receiving something in return, such as additional volumes or additional term, over the course of these multi-year contracts. We also took meaningful strides with our customers in removing inefficiencies throughout the logistics chain, delivering cost reductions on delivered product, and strengthening relationships in the process.” said James M. Whipkey, Co-Chief Executive Officer of Hi-Crush. “Our balance sheet remains strong, enabling us to not only withstand market volatility, but to retain the financial flexibility to take advantage of the many opportunities we are likely to see in 2015 and beyond.”

Production cost for sand produced and delivered from the Wyeville and Augusta facilities was $16.28 per ton during the quarter. Of the 1.2 million tons sold, approximately 78% were produced and delivered from the Partnership's facilities, with the remainder being purchased from the sponsor's Whitehall facility or from third parties.

On April 15, 2015, Hi-Crush declared its first quarter cash distribution of $0.675 per unit for all common and subordinated units, or $2.70 on an annualized basis. The distribution will be paid on May 15, 2015 to all common and subordinated unitholders of record on May 1, 2015.

Conference Call
A conference call for investors will be held on Wednesday May 6, 2015 at 9:00 a.m. Central Time (10:00 a.m. Eastern Time) to discuss Hi-Crush’s first quarter results. Hosting the call will be Robert E. Rasmus, Co-Chief Executive Officer, James M. Whipkey, Co-Chief Executive Officer and Laura C. Fulton, Chief Financial Officer. The call can be accessed live over the telephone by dialing (877) 407-3982, or for international callers, (201) 493-6780. A replay will be available shortly after the call and can be accessed by dialing (877) 870-5176, or for international callers (858) 384-5517. The passcode for the replay is 13606765. The replay will be available until May 20, 2015.

Interested parties may also listen to a simultaneous webcast of the conference call by logging onto Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section. A replay of the webcast will also be available for approximately 30 days following the call.
The slide presentation to be referenced on the call will also be on Hi-Crush’s website at www.hicrushpartners.com in the Investors-Event Calendar and Presentations section.
Non-GAAP Financial Measures
This news release and the accompanying schedules include the non-GAAP financial measure of EBITDA, Distributable Cash Flow and Production Costs, which may be used periodically by management when discussing our financial results with investors and analysts. The accompanying schedules of this news release provide reconciliations of these non-GAAP financial measures to their most directly comparable financial measures calculated and presented in accordance with generally accepted accounting principles in the United States of America (“GAAP”). EBITDA, Distributable Cash Flow and Production Costs are presented as management believes the data provides a measure of operating performance that is unaffected by historical cost basis and provides additional information and metrics relative to the performance of our business.

About Hi-Crush
Hi-Crush is an integrated producer, transporter, marketer and distributor of high-quality monocrystalline sand, a specialized mineral that is used as a proppant to enhance the recovery rates of hydrocarbons from oil and natural gas wells. Our reserves, which are located in Wisconsin, consist of "Northern White" sand, a resource that exists predominately in Wisconsin and limited portions of the upper Midwest region of the United States. Hi-Crush owns and operates the largest distribution network in the Marcellus and Utica shales, and has distribution capabilities throughout North America. For more information, visit www.hicrushpartners.com.

Forward-Looking Statements
Some of the information in this news release may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Forward-looking statements give our current expectations, and contain projections of results of operations or of financial condition, or forecasts of future events. Words such as “may,” “assume,” “forecast,” “position,” “predict,” “strategy,” “expect,” “intend,” “plan,” “estimate,” “anticipate,” “could,” “believe,” “project,” “budget,” “potential,” or “continue,” and similar expressions are used to identify forward-looking statements. They can be affected by assumptions used or by known or unknown risks or uncertainties. Consequently, no forward-looking statements can be guaranteed. When considering these forward-looking statements, you should keep in mind the risk factors and other cautionary statements in Hi-Crush’s reports filed with the Securities and Exchange Commission (“SEC”), including those described under 1A of Hi-Crush’s Form 10-K for the year ended December 31, 2014 and any subsequently filed 10-Q. Actual results may vary materially. You are cautioned not to place undue reliance on any forward-looking statements. You should also understand that it is not possible to predict or identify all such factors and should not consider the risk factors in our reports filed with the SEC or the following list to be a complete statement of all potential risks and uncertainties. Factors that could cause our actual results to differ materially from the results contemplated by such forward looking statements include: the volume of frac sand we are able to sell; the price at which we are able to sell frac sand; the outcome of any litigation, claims or assessments, including unasserted claims; changes in the price and availability of natural gas or electricity; changes in prevailing economic conditions; and difficulty collecting receivables. All forward-looking statements are expressly qualified in their entirety by the foregoing cautionary statements. Hi-Crush’s forward-looking statements speak only as of the date made and Hi-Crush undertakes no obligation to update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor contact:
Investor Relations
ir@hicrushpartners.com
(713) 960-4811

Unaudited Condensed Consolidated Statement of Operations
(Amounts in thousands, except tons, units and per unit amounts)

	Three Months
	Ended March 31,
	2015	2014(a)
Revenues	$102,111	$70,578
Cost of goods sold (including depreciation, depletion and amortization)	68,639	44,166
Gross profit	33,472	26,412
Operating costs and expenses:
General and administrative expenses	6,218	6,425
Accretion of asset retirement obligation	83	57
Income from operations	27,171	19,930
Other income (expense):
Interest expense	(3,317)	(1,410)
Net income	23,854	18,520
Income attributable to non-controlling interest	(169)	(148)
Net income attributable to Hi-Crush Partners LP	$23,685	$18,372
Earnings per unit:
Common units - basic	$0.61	$0.49
Subordinated units - basic	$0.61	$0.49
Common units - diluted	$0.60	$0.49
Subordinated units - diluted	$0.60	$0.49
(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Unaudited EBITDA and Distributable Cash Flow

	Three Months
	Ended March 31,
(in thousands)	2015	2014
Reconciliation of distributable cash flow to net income:
Net income	$23,854	$18,520
Depreciation and depletion expense	1,677	1,476
Amortization expense	733	2,536
Interest expense	3,317	1,410
EBITDA	$29,581	$23,942
Less: Cash interest paid	(2,905)	(1,272)
Less: Income attributable to non-controlling interest	(169)	(148)
Less: Maintenance and replacement capital expenditures, including accrual for reserve replacement (1)	(1,259)	(969)
Add: Accretion of asset retirement obligation	83	57
Add: Unit based compensation	884	—
Distributable cash flow	$26,215	$21,610
Adjusted for: Distributable cash flow attributable to Hi-Crush Augusta LLC, net of intercompany eliminations, prior to the Augusta Contribution (2)	—	(4,188)
Distributable cash flow attributable to Hi-Crush Partners LP	26,215	17,422
Less: Distributable cash flow attributable to holders of incentive distribution rights	(1,311)	—
Distributable cash flow attributable to common and subordinated unitholders	$24,904	$17,422

(1)
Maintenance and replacement capital expenditures, including accrual for reserve replacement, were determined based on an estimated reserve replacement cost of $1.35 per ton produced and delivered during the period. Such expenditures include those associated with the replacement of equipment and sand reserves, to the extent that such expenditures are made to maintain our long-term operating capacity. The amount presented does not represent an actual reserve account or requirement to spend the capital.

(2)
The Partnership's historical financial information has been recast to consolidate Augusta for all periods presented. For purposes of calculating distributable cash flow attributable to Hi-Crush Partners LP, the Partnership excludes the incremental amount of recasted distributable cash flow earned during the periods prior to the acquisition by the Partnership on April 28, 2014 of substantially all of the remaining equity interests in Hi-Crush Augusta LLC (the "Augusta Contribution").

Unaudited Condensed Consolidated Cash Flow Information
(Amounts in thousands)

	Three Months	Three Months
	Ended	Ended
	March 31,	March 31,
	2015	2014(a)
Operating activities	$36,307	$22,666
Investing activities	(21,772)	(3,477)
Financing activities	(14,268)	(28,226)
Net (decrease) increase in cash	$267	$(9,037)
(a) Financial information has been recast to include the financial position and results attributable to Hi-Crush Augusta LLC.

Unaudited Condensed Consolidated Balance Sheet
(Amounts in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash	$4,913	$4,646
Restricted cash	691	691
Accounts receivable	63,111	82,117
Inventories	20,140	23,684
Prepaid expenses and other current assets	4,756	4,081
Total current assets	93,611	115,219
Property, plant and equipment, net	258,538	241,325
Goodwill and intangible assets, net	66,017	66,750
Other assets	12,481	12,826
Total assets	$430,647	$436,120
Liabilities, Equity and Partners’ Capital
Current liabilities:
Accounts payable	$18,053	$24,878
Accrued and other current liabilities	10,876	12,248
Due to sponsor	5,475	13,459
Current portion of long-term debt	2,000	2,000
Total current liabilities	36,404	52,585
Long-term debt	210,435	198,364
Asset retirement obligation	6,813	6,730
Total liabilities	253,652	257,679
Commitments and contingencies	—	—
Equity and Partners’ capital:
General partner interest	—	—
Limited partner interests, 36,958,770 and 36,952,426 units outstanding, respectively	174,347	175,962
Total partners’ capital	174,347	175,962
Non-controlling interest	2,648	2,479
Total equity and partners' capital	176,995	178,441
Total liabilities, equity and partners’ capital	$430,647	$436,120

Unaudited Per Ton Operating Activity

	Three Months
	Ended March 31,
	2015	2014
Sand sold (in tons)	1,195,343	898,243
Sand produced and delivered (in tons)	932,755	718,166
Production costs ($ in thousands)	$15,188	$14,836
Production costs per ton	$16.28	$20.66

Unaudited Net Income per Limited Partner Unit
(Amounts in thousands, except units and per unit amounts)

	Three Months
	Ended March 31,
Weighted average limited partner units outstanding:	2015	2014
Common units - basic	23,317,926	15,233,529
Subordinated units - basic	13,640,351	13,640,351
Common units - diluted	23,560,693	15,233,529
Subordinated units - diluted	13,640,351	13,640,351
Reconciliation of net income and the assumed allocation of net income under the two-class method for purposes of computing earnings per unit:

	General Partner and IDRs	Common Units	Subordinated Units	Total
Declared distribution	$1,311	$15,740	$9,207	$26,258
Assumed allocation of distributions in excess of earnings	—	(1,624)	(949)	(2,573)
Limited partners’ interest in net income	$1,311	$14,116	$8,258	$23,685

Earnings per unit - basic		$0.61	$0.61
Earnings per unit - diluted		$0.60	$0.60